Exhibit 99.3

September 28, 2006

Dear Pilgrim’s Pride Employees:

As part of our effort to keep you informed about the ongoing situation with Gold Kist, I want to share an important announcement that Pilgrim’s Pride made today.

Earlier today we announced our intention to commence a tender offer to purchase all the outstanding shares of Gold Kist common stock for $20 per share in cash. This is another step toward becoming the world’s leading chicken producer. Please see the attached press release, which outlines some of the important details about the offer, as well as the attached list of Frequently Asked Questions.

Some of you may be asking: “What is a tender offer and why did Pilgrim’s Pride decide to begin a tender offer now?” A tender offer is an invitation open to all Gold Kist shareholders to tender – or sell – their Gold Kist shares to Pilgrim’s Pride for $20 per share in cash, if certain conditions are met. The tender offer is scheduled to expire at midnight, Eastern Daylight Time, on Friday, October 27, 2006, unless we decide to extend the offer to a later date.

As you know, on August 18 we made a proposal to Gold Kist’s board to acquire the company for $20 per share in cash. At the same time, we stated that we would prefer to work together with Gold Kist and its board of directors to negotiate a mutually beneficial agreement for our respective shareholders, employees, business partners and other stakeholders. However, Gold Kist has not taken any meaningful steps to reach such an agreement, and we have been forced to take our offer directly to Gold Kist shareholders.

As a reminder, Pilgrim’s Pride must abide by certain legal and regulatory requirements in pursuing this transaction. Unfortunately, those requirements may, at times, restrict our communications. It is important that, as a company, we continue to speak with one voice on this matter. Please continue to forward all media inquiries to Gary Rhodes, Pilgrim’s Pride vice president of corporate communications, at (903) 434-1495, and all investor inquiries to Kathy Costner, Pilgrim’s Pride vice president of investor relations, at (903) 434-1430.

As always, we will try to keep you up-to-date as this situation develops. Additional information about our offer for Gold Kist is available at http://www.pilgrimspride.com/corporate/GoldKist/. Meanwhile, all of us must remain focused on our work and uphold the excellent standards that our customers expect from Pilgrim’s Pride.

On behalf of our entire management team, thank you for your continued dedication and support.

Sincerely,

/s/ O.B. Goolsby, Jr.
O.B. Goolsby, Jr.
President and CEO